Exhibit 99.3
Contact:	Dan McCarthy, 610-774-5997
PPL Corporation

FERC approves PPL Corporation acquisition of E.ON U.S.

ALLENTOWN, Pa. (Oct. 26, 2010) -- The acquisition of Kentucky’s two major utilities by PPL Corporation (NYSE: PPL) received its final regulatory approval Tuesday (10/26) from the Federal Energy Regulatory Commission.
PPL expects to close the transaction on Nov. 1.
“This approval by FERC, which allows completion of the transaction, is very good news for all the stakeholders involved,” said James H. Miller, chairman, president and chief executive officer of PPL. “The larger, more diversified PPL will continue to provide award-winning service to customers, excellent career opportunities for employees, competitive returns for shareowners, and significant contributions to our communities.”
In April, PPL announced a definitive agreement with E.ON AG to acquire E.ON U.S. LLC, the parent company of Louisville Gas and Electric Company and Kentucky Utilities Company. LG&E and KU serve about 1.2 million customers, principally in Kentucky.
The acquisition previously received approvals from the Kentucky Public Service Commission, the Virginia State Corporation Commission and the Tennessee Regulatory Authority. PPL has also received antitrust clearance for the acquisition from the Federal Trade Commission and the U.S. Department of Justice.
In June, PPL successfully completed the equity portion of the financing for the acquisition, raising $3.5 billion in net proceeds through the sale of common stock and equity units. The remainder of the purchase price will be raised through debt financing that the company already has in place.
E.ON U.S., through LG&E and KU, provides electricity service to 941,000 customers, mostly in the state of Kentucky, with some customers in Virginia and Tennessee. LG&E also provides natural gas delivery service to 321,000 customers in Kentucky. E.ON U.S. has about 3,100 employees and owns and operates about 8,000 megawatts of regulated electric generation capacity.
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., owns or controls nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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